Exhibit 3.12

Filed in the Office of	Business Number E13806962021-2
FVAguilar	Filing Number 20233371153
Secretary of State State Of Nevada	Filed On 7/25/2023 12:05:00 PM
	Number of Pages 16

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Cardiff Lexington Corporation Entity or Nevada Business Identification Number (NVID): NV20212069394
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 07/27/2023 Time: 12:01 AM EDT (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series X Senior Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series X Senior Convertible Preferred Stock with powers, designations, preferences, limitations, restrictions and relative rights set forth in Exhibit A.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] CEO Signature of Officer Date: 07/25/2023

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/15/2022

Business Number E13806962021 - 2 Filed in the Office of Secretary of State State Of Nevada Filing Number 20233371153 Filed On 7/25/2023 12:05:00 PM Number of Pages 16

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EXHIBIT A

CARDIFF LEXINGTON CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES X SENIOR CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

Cardiff Lexington Corporation, a Nevada corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in its Amended and Restated Articles of Incorporation and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the "Board") has adopted the following resolution creating the following series of the Corporation's preferred stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that pursuant to the provisions of the Amended and Restated Articles of Incorporation of the Corporation and the authority vested in the Board, a series of preferred stock is hereby created, and that the designation and number of shares of such series, and the voting and other powers, preferencesand relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Amended and Restated Articles of Incorporation and this Certificate of Designation, as it may be amended from time to time, as follows:

Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the "Series X Senior Convertible Preferred Stock," par value $0.001 per share (the "Series X Preferred Stock"). The number of shares constituting such series shall be 5,000,000. The stated value of the each of Series X Preferred Stock is $4.00 (as the same may be adjusted for stock splits, stock combinations, recapitalizations or similar transactions with respect to the Series X Preferred Stock, the "Stated Value").

Section 2. Ranking. The Series X Preferred Stock shall, with respect to the payment of dividends and the distribution of assets upon Liquidation of the Corporation, be deemed to rank:

(a)             senior to all Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F-I Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series L Preferred Stock, Series R Preferred Stock and to each other class or series of capital stock of the Corporation that is established after the Effective Date that is not expressly made senior to or on parity with the Series X Preferred Stock as to the payment of dividends and the distribution of assets upon Liquidation of the Corporation (the "Junior Securities");

(b)             on parity with each class or series of capital stock of the Corporation that is established after the Effective Date and that is not expressly subordinated or made senior to the Series X Preferred Stock as to the payment of dividends and the distribution of assets upon Liquidation of the Corporation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof differ from those of the Series X Preferred Stock (the "Parity Securities"); and

(c)             junior to all Series N Preferred Stock and to each other class or series of capital stock of the Corporation that is established after the Effective Date that is expressly made senior to the Series X Preferred Stock as to the payment of dividends and the distribution of assets upon Liquidation of the Corporation, as well as to all of the Corporation's Indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation (the "Senior Securities").

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Section 3. Dividends.

(a)                From and after the date of the issuance of any shares of Series X Preferred Stock, dividends at the rate per annum of ten percent (10%) of the Stated Value, subject to adjustment as provided herein (the "Stated Dividend Rate"), shall accrue on such Series X Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series X Preferred Stock) (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Accruing Dividends shall be payable quarterly in arrears on each Dividend Payment Date, provided the first quarterly Accruing Dividend shall be due on the date that is the first Dividend Payment Date that follows a Public Offering. Any calculation of the amount of Accruing Dividends shall be made based on a 365-day year, the actual number of days elapsed, to the extent permitted by law. Accruing Dividends shall be payable, on each Dividend Payment Date, in cash or Common Stock at the Corporation's discretion.

(b)                Except with respect to the Series N Preferred Stock, the Corporation shall not declare, pay or set aside any dividends on Junior Securities unless such dividends are paid out of the Corporation's cash flow from operations (as defined in U.S. Generally Accepted Accounting Principles) and the Corporation shall not declare, pay or set aside any dividends on Junior Securities from and during the continuance of an Event of Default. The holders of Series X Preferred Stock shall not be entitled to participate in any dividend or other distribution made on the Junior Securities unless and until the Series X Preferred Stock is converted in accordance with this Certificate of Designation and then only in connection with dividends or other distributions having a record date that occurs from or after such conversion; provided, however, that the Corporation shall provide written notice to the holders of Series X Preferred Stock no less than ten (10) days prior to the record date for any dividend or other distribution made on the Junior Securities. However, in no event, shall the Corporation declare any dividend on any Junior Security if such dividend would impair the ability of the Corporation to pay any dividends due on any Series X Preferred Stock.

(c)                If and for so long as any Event of Default occurs and is continuing, then the Stated Dividend Rate, as adjusted and in effect at the time of any such Event of Default, shall automatically increase by five percent (5%) per annum, commencing as of the date of such Event of Default.

Section 4. Liquidation Preference.

(a)             Subject to the rights of the Corporation's creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation of the Corporation or its subsidiaries, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities as to the distribution of assets on any Liquidation of the Corporation, each holder of outstanding Series X Preferred Stock shall be entitled to receive an amount of cash equal to the Redemption Stated Value plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders. If, upon any Liquidation of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series X Preferred Stock shall be insufficient to pay in full the preferential amount payable to the holders of the Series X Preferred Stock as described in this Section 4(a) and liquidating payments on any other shares of any class or series of Parity Securities as to the distribution of assets on any Liquidation of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series X Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such Series X Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full.

(b)             Subject to the rights of the Corporation's creditors and the holders of any Senior Securities or Parity Securities, upon any Liquidation of the Corporation, after payment shall have been made in full to the holders of the Series X Preferred Stock in accordance with this Section 3, the holders of any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series X Preferred Stock shall not be entitled to share therein or have any other right or claim to such assets.

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(c)             Written notice of any such Liquidation of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than twenty (20) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series X Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.

Section 5. Voting Rights.

(a)             The Series X Preferred Stock shall not have any relative, participating, optional or other voting rights or powers of any type, and the consent of the holders thereof shall not be required for the taking of any corporate action, except as set forth in this Section 5 or as otherwise provided by the articles of incorporation or bylaws of the Corporation, or the Nevada Revised Statutes.

(b)             So long as any shares Series X Preferred Stock are outstanding, the affirmative vote of the Requisite Holders at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required (i) for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation, (ii) prior to the Corporation's issuance of additional shares of Series X Preferred Stock, and (iii) prior to the Corporation's creation or issuance of any Parity Securities or new Indebtedness. Notwithstanding the foregoing, this Section 5(a) shall not apply to any financing transaction the use of proceeds of which the Corporation will use to redeem the Series X Preferred Stock and the Warrants. For the avoidance of doubt, the consent of the Requisite Holders shall not be required in connection with the issuance of Parity Securities or new Indebtedness if, and so long as, the proceeds resulting from the issuance of such securities or indebtedness are used to redeem in full, and only in full, the outstanding Series X Preferred Stock.

(c)                So long as any shares of Series X Preferred Stock are outstanding, the affirmative vote of the holders of sixty-six percent (66%) at the time outstanding, voting as a separate class, shall be required prior to the Corporation's creation or issuance of any Senior Securities. Notwithstanding the foregoing, this Section 5(c) shall not apply to any financing transaction the use of proceeds of which the Corporation will use for acquisitions; provided however, that the Senior Securities shall not have rights senior to the Series X Convertible Stockholders to the assets of the Corporation and its subsidiaries.

(d)               For purposes of this Section 5, with respect to any matter as to which the holders of Series X Preferred Stock are entitled to vote as a class, such holders shall be entitled to one vote per share.

Section 6. Conversion.

(a)                Each share of Series X Preferred Stock, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time after the issuance of such share, into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the whole share) determined by dividing the Stated Value, plus the value of the accrued, but unpaid, dividends thereon, by the Conversion Price on such Conversion Date (the "Conversion Shares"). The Conversion Price shall be the lower of (i) the lowest VWAP of the five (5) Trading Days prior to the Conversion Date; or (ii) the price per share of any subsequent offering (the "Fixed Conversion. Price").

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(b)               The holders of Series X Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series X Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by the Corporation), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, but not later than three (3) Business Days thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a notification of book entry for the full number of shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a stockholder of record on the Conversion Date. Provided the Corporation is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of any holder of outstanding Series X Preferred Stock, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to such holder by crediting the account of such holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

(c)              No fractional Common Stock or scrip shall be issued upon conversion of Series X Preferred Stock. Any fractional shares of Common Stock which would otherwise be issuable upon conversion of the Series X Preferred Stock will be rounded up to the next whole share.

(d)             The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of Common Stock on conversion of the Series X Preferred Stock pursuant hereto.

(e)              The Corporation shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued Common Stock as may be required to effect conversions of the Series X Preferred Stock.

(f)               The Corporation shall not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series X Preferred Stock against impairment.

(g)              All Common Stock which may be issued upon conversion of the Series X Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(h)             In no event shall the holder of any Series X Preferred Stock be entitled to convert any number of shares of Series X Preferred Stock that upon conversion the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than Common Stock which may be deemed beneficially owned through the ownership of any unconverted Series X Preferred Stock, or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the Series X Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding Common Stock of the Corporation. For purposes of the proviso set forth in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act of 1934, amended, and Regulations 13D-G thereunder. However, the limitations on conversion or exercise detailed herein, may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, not less than sixty-one (61) days' prior notice to the Corporation, and the provisions of the limitations herein shall continue to apply until such 61st day (or such later date, as determined by the holder, as may be specified in such notice of waiver).

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Section 7. Certain Adjustments.

(a)                 If the Corporation at any time after the date of issue of the Series X Senior Stock (i) declares a dividend or makes a distribution on Common Stock payable in Common Stock, (ii) subdivides or splits the outstanding Common Stock, (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the Fixed Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall be made successively whenever any event listed above shall occur.

(b)                If, at any time while the Series X Preferred Stock is outstanding, (i) Corporation effects any merger or consolidation of Corporation with or into another person, (ii) Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of the Series X Preferred Stock, the holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Fixed Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of the Common Stock in such Fundamental Transaction, and Corporation shall apportion the Fixed Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.

(c)                 If at any time while the Series X Preferred Stock is outstanding, Corporation sells, grants, or otherwise makes a disposition of Common Stock, or sells, grants, or otherwise makes a disposition of other securities (or in the case of securities existing on the Effective Date, amends such securities) convertible into, exercisable for, or that would otherwise entitle any person or entity the right to acquire Common Stock, or announces its intention, or files any document with the Securities and Exchange Commission or other regulatory body that reflects its intention to do of any of the foregoing, at an effective price per share that is lower than the then Fixed Conversion Price (such lower price, the "Base Conversion Price" and such issuances, collectively, a "Dilutive Issuance") (it being agreed that if the holder of the Common Stock or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Stock at an effective price per share that is lower than the Fixed Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance, and the Base Conversion Price shall then be adjusted to equal the lowest of such issuance price), then the Fixed Conversion Price shall be reduced to a price equal the Base Conversion Price as it may be adjusted as provided for above. Such adjustment shall be made whenever such Common Shares or other securities are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 7(c) in respect of an Exempt Issuance. For purposes of this Section 7(c), an "Exempt Issuance" means an issuance of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock (1) upon the exercise or exchange of any securities issued hereunder, (ii) to employees, directors of Corporation pursuant to any stock or option or similar equity incentive plan duly adopted for such purpose by the Board, (iii) to banks, equipment lessors or other financial institutions, or to real property lessors, at market value as of the date of issuance, pursuant to a debt financing, equipment leasing, or real property leasing transaction approved by the Board, (iv) to suppliers, consultants, or third party service providers in connection with the provision of goods or services, at market value as of the date of issuance, pursuant to a stock option plan, agreement, or arrangement of the Corporation, duly adopted for such purpose by the Board, (v) pursuant to the acquisition of another corporation or other entity by Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided that such issuances are approved by the Board, (vi) to third parties in connection with collaboration, technology license, development, marketing or other similar agreements or strategic partnerships, in each case only in connection with the operating business of the Corporation and approved by the Board, or (vii) shares with respect to which the holder waives its anti-dilution rights granted hereby; provided, however, that any such issuance described in (v) and (vi) shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset (or an employee, director, consultant, or advisor thereof), in a business synergistic with the business of Corporation and shall provide to Corporation additional benefits in addition to the investment of funds, but in none of (ii) through (vi) above shall include a transaction in which Corporation is issuing securities primarily for the purpose of raising capital or to a recipient whose primary business is investing in securities or to a recipient whose primary business is investor relations or public relations. In the event of an issuance of securities involving multiple tranches or closings, any adjustment pursuant to this Section 7(c) shall be calculated as if all such securities were issued upon distribution of the initial tranche.

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(d)                Whenever the Fixed Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall within two (2) Business Days deliver to the holder a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that Corporation's failure to timely provide the notice shall not affect the automatic adjustments contemplated hereby.

(e)                 For the avoidance of doubt, in the event the Fixed Conversion Price has been adjusted pursuant to this Section 7 and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound or is cancelled after the facts for any reason whatsoever, in no event shall the Fixed Conversion Price be readjusted to the Fixed Conversion Price that would have been in effect if such Dilutive Issuance had not occurred or been consummated.

(f)                 Upon completion by the Corporation of a Public Offering, the Fixed Price shall reset to be equal to the offering price in such offering, provided however that subsequent to the completion of the Public Offering, such Fixed Conversion Price as adjusted under this Section 7 shall remain subject to further adjustments under this Section 7.

Section 8. Redemption.

(a)                Any holder of Series X Preferred Stock may cause the Corporation on the Redemption Date to redeem, in whole or in part, the Series X Preferred Stock by paying in cash therefore a sum equal to the Redemption Stated Value plus the amount of accrued dividends indicated in Section 8(c) hereof (the "Redemption Price"), provided however, that in the event that the Corporation completes a Public Offering prior to the Redemption Date, then any holder of Series X Preferred Stock may only cause the Corporation to redeem any outstanding Series X Preferred Stock by paying the Redemption Price in twelve (12) equal monthly installments with the first such payment due on the date that is six (6) months following the Corporation's completion of a Public Offering.

(b)               Upon receipt of a written consent by the holder, the Corporation shall have the right, but not the obligation, at any time to redeem, in whole or in part, any share of Series X Preferred Stock by providing notice as set out in Section 8(e) hereof.

(c)                Upon any redemption of Series X Preferred Stock pursuant to this Section 8, the Corporation shall pay any accumulated accrued and unpaid dividends in arrears thereon (whether or not declared) to, but not including, the Redemption Date, or in the event that a redemption occurs in installments subsequent to a Public Offering, then the Corporation shall pay any accumulated accrued and unpaid dividends in arrears thereon (whether or not declared) to, but not including, the date of such installments.

(d)               Notwithstanding the foregoing, if as of any particular date all accrued and unpaid dividends on the Series X Preferred Stock and any other class or series of Parity Securities have not been paid or declared and set apart for payment, the Corporation shall not repurchase, redeem or otherwise acquire, whether under this Section 8 or otherwise, in whole or part, any Series X Preferred Stock or Parity Securities unless (i) all outstanding Series X Preferred Stock and Parity Securities are simultaneously redeemed or (ii) any such repurchase, redemption or acquisition is effected pursuant to a purchase or exchange offer made on the same terms to all holders of Series X Preferred Stock and any Parity Securities.

(e)                Written notice of the redemption of any Series X Preferred Stock under this Section 8 shall be mailed, postage prepaid, to each holder of record of Series X Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation's stock transfer records, not less than thirty (30) nor more than forty-five (45) days prior to the Redemption Date; provided, however, that each holder of Series X Preferred Stock subject to such redemption notice shall have the right to convert each such holder's Series X Preferred Stock into Common Stock in accordance with Section 6 hereof prior to the Redemption Date in lieu of the Redemption Price, subject to the ownership limitations of Section 6(h). Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Redemption Date; (ii) the applicable Redemption Price; (iii) the number of shares of Series X Preferred Stock to be redeemed; (iv) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered for payment; (v) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date; and (vi) that the shares of Series X Preferred Stock are being redeemed pursuant to the Corporation's redemption right under Section 8(a) hereof. If a notice of redemption is duly mailed as aforesaid, then from and after the Redemption Date, (i) dividends on the Series X Preferred Stock so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of such Series X Preferred Stock shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon); provided, however, that no such rights shall terminate if the Corporation fails to provide funds sufficient to complete the redemption at the time and place specified for payment pursuant to the applicable redemption notice.

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(f)             Notwithstanding anything to the contrary in this Section 8, any redemption under this Section 8 may be affected only out of funds legally available for such purpose.

Section 9. Rollover Right.

(a)             If the Corporation completes a public offering or private placement of its equity, equity-linked or debt securities (each, a "Future Transaction"), the holders of Series X Preferred Stock may, in their sole discretion, elect to apply as purchase consideration for such Future Transaction (the "Rollover Rights"): (i) all, or any portion, of the then outstanding Stated Value of the Series X Preferred Stock and any accrued but unpaid dividends, including any amounts that would be added to the Stated Value in the event that any redemption right or prepayment right is exercised by either a holder or the Corporation, and (ii) any securities of the Corporation then held by such holder, at their fair value (such elected portion of (i) and (ii) referred to herein as the "Rollover Consideration").

(b)             The Corporation shall give written notice to the holders of Series X Preferred Stock as soon as practicable, but in no event less than fifteen (15) days before the anticipated closing date of a Future Transaction. The holders may exercise their Rollover Rights by providing the Corporation written notice of such exercise within five (5) Business Days before the closing of the Future Transaction. In the event a holder exercises its Rollover Rights, then the Rollover Consideration shall automatically convert into the corresponding securities issued in such Future Transaction under the terms of such Future Transaction, such that the holder will receive all securities (including, without limitation, any warrants) issuable under the Future Transaction, provided however, that the conversion price applicable to such conversion shall equal eighty percent (80%) of the cash purchase price paid per share, unit or other security denomination for the Corporation securities issued in the Future Financing to other investors in the Future Transaction. With respect to a Public Offering, the securities acquired upon exercise of Rollover Rights may be subject to standard underwriter lock up if required by the underwriter.

Section 10. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

"Common Stock" means the Corporation's Common Stock, par value $0,001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Dividend Payment Date" means December 1, March 1, June 1 and September 1 of each year the shares of Series X Preferred Stock are outstanding.

"Dividend Period" means the period commencing on the first day of each calendar month immediately following a Dividend Payment Date and ending on and including the next Dividend Payment Date; provided, however, that any Dividend Period during which any Series X Preferred Stock shall be redeemed pursuant to Section 8 hereof shall end on but exclude the Redemption Date only with respect to the Series X Preferred Stock being redeemed.

"Effective Date" means September 22, 2022.

"Event of Default" means the happening of any of the following events:

(a)              Any representation or warranty made or deemed made by the Corporation in the Exchange Agreement or by the Corporation or any of its subsidiaries in any other Related Agreement to which it is a party or any certificate or document delivered by it pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

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(b)             The Corporation shall fail to declare or pay any dividends in accordance with Section 3 hereof or any failure or default shall be made in the payment or distribution on any Series X Preferred Stock or any other preferred stock, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, in each case for any reason whatsoever and, solely with respect to any failure to declare or pay any dividends in accordance with Section 3, such failure shall continue unremedied for a period of five (5) Business Days;

(c)              Any failure or default shall be made in the due observance or performance by the Corporation or any of its subsidiaries of any covenant, condition or agreement contained herein or in any other Related Agreement to which it is a party and such failure or default shall continue unremedied for a period of forty-five (45) days after the notice thereof;

(d)             The Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(e)              Any unpaid money judgment, writ or similar process shall be entered or filed against the Corporation or any subsidiary of the Corporation or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days unless otherwise consented to by the Requisite Holders; or the settlement of any claim or litigation, creating an obligation on the Corporation in amount over $100,000 that remains unpaid after forty five (45) days;

(f)                 Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation; provided that with respect to any such proceedings that are involuntary, the Corporation shall have a sixty (60) day cure period in which to have such involuntary proceedings dismissed;

(g)                If at any time on or after the date that the Common Stock is listed or quoted on the OTC Pink or a national securities exchange (a "Listing Event"), the Corporation shall fail to maintain the listing or quotation of the Common Stock on the OTC Pink, or a national securities exchange and the Corporation does not cure such failure within sixty (60) days;

(h)                Any dissolution, liquidation, or winding up of the Corporation or any substantial portion of its business;

(i) Any cessation of operations by the Corporation or the Corporation admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Corporation's ability to continue as a "going concern" shall not be an admission that the Corporation cannot pay its debts as they become due;

(j)                  The failure by the Corporation to maintain any intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would result in a material adverse condition or material adverse change in or affecting the business operations, properties or financial condition of the Corporation or any of its subsidiaries, taken as a whole (a "Material Adverse Effect"):

(k)                The Corporation restates any financial statements for any date or period from two years prior to the initial issuance of any Series X Preferred Stock, if the result of such restatement would, by comparison to the un-restated financial statement, have constituted a Material Adverse Effect on the rights of the holders of Series X Preferred Stock;

(1)                The failure of the Corporation to execute any of the Related Agreements if not cured within fifteen (15) days of receipt by the Corporation of written notice of such failure from any holder of Series X Preferred Stock;

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(m)             Any court of competent jurisdiction issues an order declaring this Certificate of Designation, any of the other Related Agreements or any provision hereunder or thereunder to be illegal, exclusive of the execution of the Related Agreements or the transactions and acts contemplated herein;

(n)               A breach or default by the Corporation of any covenant or other term or condition contained in any of the other financial instrument, including but not limited to all promissory notes, currently issued, or hereafter issued, by the Corporation, to any holder of Series X Preferred Stock or any other third party, after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect;

(o)               The Corporation effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the holders of the Series X Preferred Stock.

(p)               In the event that the Corporation proposes to replace its transfer agent, the Corporation fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions signed by the successor transfer agent to Corporation and the Corporation;

(q)               At any time after a Listing Event, the DTC places a "chill" (i.e. a restriction placed by DTC on one or more of DTC's services, such as limiting a DTC participant's ability to make a deposit or withdrawal of the security at DTC) on any of the Corporation's securities;

(r)                 At any time after a Listing Event, the Common Stock is otherwise not eligible for trading through the DTC's Fast Automated Securities Transfer or Deposit/Withdrawal at Custodian programs;

(s)                Following written notice by a holder of Series X Preferred Stock that it does not desire to receive material non-public information concerning the Corporation which is not immediately cured by Corporation's filing of a Form 8-K pursuant to Regulation FD on that same date, any attempt by the Corporation or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Corporation or its officers, directors, and/or affiliates of, material non-public information concerning the Corporation, to any holder of Series X Preferred Stock or its successors and assigns, which is not immediately cured by Corporation's filing of a Form 8-K pursuant to Regulation FD on that same date; or

(t)                 If, at any time on or after the issuance date of any Series X Preferred Stock, the holder of such shares is unable to (i) obtain a standard "144 legal opinion letter" from an attorney reasonably acceptable to such holder, such holder's brokerage firm (and respective clearing firm), and the Corporation's transfer agent in order to facilitate such holder's conversion of such Series X Preferred Stock into free trading Common Stock pursuant to Rule 144, or (ii) thereupon deposit such shares into such holder's brokerage account, so long as the requirements of Rule 144 are met.

(u)               Upon any Event of Default herein, the Corporation shall incur a monthly monitoring fee equal to 0.5% of the Stated Value, due to each holder of Series X Preferred Stock for each share of the Series N Preferred Stock held by the holder thereof.

"Exchange Agreement" means the Securities Exchange and Purchase Agreement, dated as of the Effective Date, by and between and the Corporation and any purchaser of Series X Preferred Stock.

"Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such person of Indebtedness of others, (h) all obligations of such person as an account party in respect of letters of credit, and (1) any merchant cash advance transaction.

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"Liquidation" means any liquidation, dissolution or winding up of the Corporation's affairs, whether voluntary or involuntary; provided, however, that none of (i) a consolidation or merger of the Corporation with one or more Persons, individually or in a series of transactions, (ii) a sale, lease or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall be deemed to be a Liquidation.

"Person" means natural persons, companies, limited liability companies, unlimited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Public Offering" means an underwritten registered public offering of shares of the Corporation.

"Redemption Date" means the date that is one year following the Effective Date,

"Redemption Stated Value" means, for purposes of redemptions, an amount equal to one hundred percent (100%) of the Stated Value for the Series X Preferred Stock.

"Related Agreements" shall mean this Certificate of Designation, the Bylaws, the Exchange Agreement, any other documents or instruments executed and delivered in connection with any of the foregoing.

"Requisite Holders" means the holders of a majority of Series X Preferred Stock, which majority must include Leonite Capital, LLC so long as Leonite Capital, LLC holds any Series X Preferred Stock.

"Series A Preferred Stock" means the Corporation's Series A Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series B Preferred Stock" means the Corporation's Series B Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series C Preferred Stock" means the Corporation's Series C Preferred Stock, par value $0,001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series E Preferred Stock" means the Corporation's Series E Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series F-1 Preferred Stock" means the Corporation's Series F-1 Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series I Preferred Stock" means the Corporation's Series I Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series J Preferred Stock" means the Corporation's Series J Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series L Preferred Stock" means the Corporation's Series L Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

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"Series N Preferred Stock" means the Corporation's Series N Senior Convertible Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series R Preferred Stock" means the Corporation's Series R Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Variable Rate Transaction" means a transaction in which the Corporation or any subsidiary (i) issues or sells any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the Common Stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Corporation or the subsidiary, as the case may be, or the market for the Common Stock, or (ii) enters into any agreement (including, without limitation, an "equity line of credit" or an "at-the-market offering") whereby the Corporation or any subsidiary may sell securities at a future determined price (other than standard and customary "preemptive" or "participation" rights).

"Warrant" shall mean, with respect to a purchaser of Series X Preferred Stock, any warrant to purchase Common Stock issued by the Corporation to such purchaser.

Section I I. Miscellaneous.

(a)               Notices. Any and all notices or other communications or deliveries to be provided by the holders of Series X Preferred Stock hereunder shall be in writing and delivered by electronic mail or sent by a nationally recognized overnight courier service, addressed to the Corporation at 3200 Bel Air Drive, Las Vegas, NV 89109, attention Chief Financial Officer, e-mail address investorrelations@cardifflexington.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section 11(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered by facsimile, by electronic mail, or sent by a nationally recognized overnight courier service, addressed to each holder at the facsimile number, e-mail address or address of such holder appearing on the books of the Corporation, or if no such facsimile number, email address or address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)               Status of Converted or Redeemed Preferred Stock. If any shares of Series X Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series X Preferred Stock.

(c)                Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflict of laws thereof.

(d)               Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(e)                Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

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